Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	June 30, 2021	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Completes Acquisition of Royalty Properties

DALLAS, TEXAS -- Dorchester Minerals, L.P. (the “Partnership”) (NASDAQ-DMLP) announced today that it has completed its previously announced acquisition of overriding royalty interests in the Bakken Trend totaling approximately 6,400 net royalty acres under 63,000 gross acres located in Dunn, McKenzie, McLean and Mountrail Counties, North Dakota.

The transaction is structured as a non-taxable contribution and exchange. The contributing entity conveyed their interests to DMLP and affiliates of its General Partner in exchange for 725,000 common limited partnership units of Dorchester Minerals, L.P.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 26 states. Its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute “forward-looking statements” as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.